FEBRUARY 2018
Exhibit 10.8

SSR MINING INC.

NON-EMPLOYEE DIRECTORS’ DEFERRED
SHARE UNIT PLAN

SSR MINING INC.

NON-EMPLOYEE DIRECTORS’ DEFERRED SHARE UNIT PLAN

ARTICLE 1.
PURPOSE, INTERPRETATION AND ADMINISTRATION
1.1.Purpose
The Non-Employee Directors’ Deferred Share Unit Plan of the Company (the “Plan”) has been established:
(a)to promote a greater alignment of interests between directors of the Company and the shareholders of the Company;
(b)to provide a compensation mechanism for directors that appropriately reflects the responsibility, commitment and risk accompanying their service in such capacity;
(c)to assist the Company to attract and retain individuals with experience and ability to serve as directors; and
(d)to allow the directors to participate in the long-term success of the Company.
1.2.Definitions
As used in the Plan, the following terms have the following meanings:
(a)“Annual DSU Amount” means, in respect of an Eligible Director for a calendar year, the amount of compensation in respect of such Eligible Director’s service as a director of the Company in such calendar year which the Committee has determined to defer into Deferred Share Units;
(b)“Annual Results” has the meaning ascribed to that term in Section 2.8;
(c)“Annual Retainer Amount” means, in respect of an Eligible Director for a calendar year, the aggregate of all annual retainer amounts (including, if applicable, annual retainers in respect of membership in and chairing any Committee of the Board) which, except for an election under Section 2.1, would be payable by the Company in cash to such Eligible Director in respect of such Eligible Director’s service as a director of the Company in such calendar year (and, in respect of the 2008 calendar year, means the balance of such amounts payable to an Eligible Director from and after July 1, 2008).
(d)“Applicable Withholding Taxes” has the meaning ascribed to that term in Section 1.6;
(e)“Beneficiary” has the meaning ascribed to that term in Section 1.7;
(f)“Board” means the Board of Directors of the Company;

(g)“Committee” means the Compensation Committee of the Board, or such other committee or persons (including the Board) as may be designated from time to time by the Board to administer the Plan;
(h)“Common Share” means a common share of the Company;
(i)“Company” means SSR Mining Inc. and its successors and assigns;
(j)“Deferred Share Unit” means a right granted by the Company to an Eligible Director to receive, on a deferred payment basis, the cash equivalent of a Common Share on the terms set out herein;
(k)“Director’s Deferred Remuneration” means, in respect of an Eligible Director for a calendar year, the aggregate of:
(i)    the Annual DSU Amount for such Eligible Director for such calendar year; and
(ii)the portion (if any) of the Annual Retainer Amount for such Eligible Director for such calendar year which he or she has elected to defer into Deferred Share Units pursuant to Section 2.1;
(l)“Dividend Equivalent” means an amount in cash equivalent to the amount of any dividends paid in respect of a Common Share;
(m)“Eligible Director” means a director of the Company who is not an employee of the Company;
(n)“Market Value” means, with respect to a Common Share as at any date, the volume weighted average trading price of the Common Shares on the TSX (or any other stock exchange on which the majority of the volume of trading of the Common Shares has occurred over the relevant period) over the five trading days on which a board lot was traded immediately preceding such date, calculated by dividing the total value of all such trades by the total volume of Common Shares so traded, and with respect to a U.S. Director, to the extent required by Section 409A, Market Value means the greater of the volume weighted average trading price of the Common Shares on the TSX (or any other stock exchange on which the majority of the volume of trading of the Common Shares has occurred over the relevant period) over (i) the five trading days on which a board lot was traded immediately preceding such date, calculated as set forth above, or (ii) the single trading day immediately preceding such date; provided that, if the Common Shares are not listed and posted for trading on any stock exchange at the time such calculation is to be made, the Market Value per Common Share shall be the market value of a Common Share as determined by the Committee acting in good faith;
(o)“Redemption Date” has the meaning ascribed to that term in Section 2.8(a);
(p) “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect from time to time;
(q)“TSX” means the Toronto Stock Exchange; and

(r)“U.S. Director” means an Eligible Director who is a United States citizen or a United States resident as defined under United States tax law.
1.3.Singular and Plural
In the Plan, unless the context requires otherwise, words importing the singular number may be construed to extend to and include the plural number and words importing the plural number may be construed to extend to and include the singular number.
1.4.Effective Date
The Plan, as amended from time to time, shall be effective as of June 30, 2008.
1.5.Administration
The Committee shall, in its sole and absolute discretion, administer the Plan and establish, amend and rescind such rules and regulations, and make such interpretations and determinations and take such other actions, as it deems necessary or desirable for the administration of the Plan. Any interpretation and determination made, and other action taken, by the Committee shall be conclusive and binding on all parties concerned, including, without limitation, the Company and Eligible Directors and, if applicable, their Beneficiaries and legal representatives.
1.6.Taxes and Other Source Deductions
Notwithstanding any other provision of the Plan, the Company shall be authorized to, and shall, deduct from any amount to be paid or credited hereunder such amount of taxes and other amounts as it may be required to withhold pursuant to applicable law, in such manner as it considers appropriate (the “Applicable Withholding Taxes”).
Each Eligible Director, any beneficiary or the Eligible Director’s estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Eligible Director in connection with the Plan (including any taxes and penalties under Section 409A or any applicable law), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold such Eligible Director or beneficiary or the Eligible Director’s estate harmless from any or all of such taxes or penalties.
1.7.Appointment of Beneficiaries
Subject to the requirements of applicable law, an Eligible Director may designate in writing a beneficiary (a “Beneficiary”) to receive any benefits that are payable under the Plan upon the death of such Eligible Director and, from time to time, change such designation in writing. Such designation or change shall be in such form, and executed and delivered in such manner, as the Committee may from time to time determine.
ARTICLE 2.
GRANTS AND REDEMPTIONS OF DEFERRED SHARE UNITS
2.1.Elections With Respect to Annual Cash Remuneration
Subject to such rules and regulations as the Committee may from time to time impose, an Eligible Director may elect to defer into Deferred Share Units any portion of his or her Annual Retainer Amount.

2.2.Method of Electing
To elect the deferral of any portion of his or her Annual Retainer Amount into Deferred Share Units as contemplated in Section 2.1, an Eligible Director shall complete and deliver to the Corporate Secretary of the Company a written election in the form attached as Schedule “A” hereto by no later than December 31 of the calendar year preceding the calendar year to which such Annual Retainer Amount relates (or June 30, 2008, in the case of amounts in respect of the 2008 calendar year payable from and after July 1, 2008). In the event that an Eligible Director does not duly complete and deliver such an election within the time prescribed for any calendar year, such Eligible Director shall be deemed not to have elected to defer any portion of the Annual Retainer Amount for such calendar year into Deferred Share Units. In respect of an Eligible Director appointed during a calendar year, such an Eligible Director shall complete and deliver to the Corporate Secretary of the Company a written election in the form attached as Schedule “A” hereto prior to his or her appointment as an Eligible Director.
An Eligible Director shall deliver no more than one election in respect of his or her Annual Retainer Amount for any calendar year and, once delivered to the Corporate Secretary of the Company in accordance with this Section 2.2, the election shall be irrevocable for such calendar year.
2.3.Deferral of Director’s Deferred Remuneration
Subject to Section 3.7(b), Director’s Deferred Remuneration shall be deferred into Deferred Share Units, as to 25% of the amount of such Director’s Deferred Remuneration, on each of January 2, April 1, July 1 and October 1 of the calendar year to which such Director’s Deferred Remuneration relates.
2.4.Deferred Share Units
The Deferred Share Units into which Director’s Deferred Remuneration is deferred shall be credited to an account maintained by the Company for each Eligible Director. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited to the account of an Eligible Director on each of the dates prescribed by Section 2.3 shall be determined by dividing the amount of Director’s Deferred Remuneration for such Eligible Director to be deferred into Deferred Share Units on such date by the Market Value per Common Share on such date.
2.5.Dividends
When dividends are declared on Common Shares, an Eligible Director shall be entitled to receive Dividend Equivalents in respect of the Deferred Share Units credited to such Eligible Director’s account as of the record date for the payment of such dividends. Upon the payment of such dividends, the Dividend Equivalents to which an Eligible Director is entitled shall be converted into additional Deferred Share Units (including fractional Deferred Share Units) based on the Market Value per Common Share on the record date and credited to the account of the Eligible Director.
2.6.No Certificates
No certificates shall be issued with respect to Deferred Share Units. All records relating to the Deferred Share Units shall be maintained in the Company’s electronic compensation plan system.

2.7.Reorganizations and Other Transactions
In the event of any stock dividend, stock split, combination or exchange of shares, merger, amalgamation, arrangement or other scheme of reorganization, spin-off or other distribution of the Company’s assets to shareholders (other than the payment of cash dividends in the ordinary course), or any other change in the capital of the Company affecting Common Shares, such adjustments, if any, as the Committee in its discretion may deem appropriate to preserve proportionately the interests of Eligible Directors under the Plan as a result of such change shall be made with respect to the number of Deferred Share Units outstanding under the Plan. In the event that the Company is not the surviving entity of a merger, amalgamation or arrangement with or involving another company, or in the event of a liquidation or reorganization and in the absence of any surviving company’s assumption of outstanding awards made under the Plan, the Committee may provide for the settlement of Deferred Share Units in such manner as it deems appropriate in the circumstances to preserve proportionately the interests of Eligible Directors under the Plan.
2.8     Redemption of Deferred Share Units
(a)Subject to Section 3.7(b), 50% of an Eligible Director’s DSUs will be automatically redeemed on each of the date that is: (i) three (3) months following the date the Eligible Director retires from the Board or ceases to be a director of the Company for whatever reason, including without limitation the death of the director, the removal of the director or the failure to elect the director to the Board; and (ii) the earlier of the date that is (A) fifteen (15) months following and (B) December 31 of the calendar year following the date the Eligible Director retires from the Board or ceases to be a director of the Company for whatever reason (each, a “Redemption Date”). The Market Value of the DSUs redeemed, determined as at the Redemption Date, subject to Section 3.7(b), shall be paid by the Company to the Eligible Director or his or her estate in the form of a lump sum cash payment, less any applicable taxes and other source deductions required to be withheld by the Company.
(b)    In the event that, at the Eligible Director’s Redemption Date, there is no public market for the Common Shares, the obligations of the Company under this Plan shall be met by a payment in cash in such amount as is reasonably determined by the Committee to be equitable in the circumstances based on the fair market value of the Common Shares at the time of payment, less applicable withholdings, such determination to be final and binding for all purposes.
(c)    In the event that the Eligible Director’s Redemption Date would otherwise fall between the record date for a dividend on the Common Shares and the related dividend payment date then, notwithstanding the foregoing provisions, such Eligible Director’s Redemption Date shall, subject to Section 2.8(d), be the day immediately following the date of payment of such dividend for purposes of calculating the value of the Eligible Director’s Deferred Share Units and recording amounts to be credited to the Eligible Director’s account.
(d)    In any event and notwithstanding any other provision of this Plan, all amounts payable to, or in respect of, an Eligible Director hereunder shall be paid on or before December 31 of the year commencing immediately following the year in which the Eligible Director ceases to be a director.

ARTICLE 3.
GENERAL
3.1.Adjustments
Notwithstanding any other provision of the Plan, the Committee may make or allow any such additional deferrals into Deferred Share Units, and any such adjustments to deferrals into Deferred Share Units (including by the cancellation of credits of Deferred Share Units), as it considers appropriate, in its sole and absolute discretion, including, without limitation, in connection with compensation for Eligible Directors in respect of the calendar year during which they become Eligible Directors and the calendar year in which they cease to be Eligible Directors.
3.2.Transferability of Awards
Rights with respect to Deferred Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.
3.3.Unfunded Plan
The Plan is an unfunded obligation of the Company. Neither the establishment of the Plan nor the grant of Deferred Share Units (or any action taken in connection therewith) shall be deemed to create a trust. To the extent any individual holds any rights by virtue of a grant of Deferred Share Units under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.
3.4.Successors and Assigns
The Plan shall be binding on the Company and on Eligible Directors and, if applicable, their Beneficiaries and legal representatives.
3.5.Section 409A
(a)It is intended that the provisions of the Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of a U.S. Director may not be reduced by, or offset against, any amount owing by the U.S. Director to the Company or any of its affiliates. Notwithstanding anything in the Plan to the contrary, if a U.S. Director becomes entitled to receive payment in respect of any Deferred Share Units as a result of his or her “separation from service” (within the meaning of Section 409A), and the U.S. Director is a “specified employee” (within the meaning of Section 409A) at the time of his or her separation from service, and the Committee makes a good faith determination that (i) all or a portion of the Deferred Share Units constitute “deferred compensation” (within the meaning of Section 409A) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such separation from service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then payment of such “deferred compensation” shall not be made to the U.S. Director before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum on the first day of the seventh month following the date of such separation from service) or, if earlier, the U.S. Director’s date of death; in such event, the lump sum payment will be equal to the number of Deferred Share Units credited to the U.S. Director’s account multiplied by the Market Value per Common Share as of the expiration of such six-month period or the date of death.
(b)Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a U.S. Director under Section 409A prior to payment to such U.S. Director of such amount, the Company may (i) adopt such amendments to the Plan and Deferred Share Units and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Deferred Share Units hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A.
3.6.Plan Amendment
The Company may, without notice, at any time and from time to time, amend the Plan or any provisions thereof (prospectively or retrospectively) in such manner as the Company, in its sole discretion, determines appropriate.
3.7.Laws, Regulatory Requirements and Company Policies
(a)    The terms of the Plan are subject to any laws and governmental and regulatory requirements (including stock exchange rules), approvals and consents, and the provisions of any applicable policies of the Company that may be or become applicable.
(b)    Without limiting the generality of the foregoing, in the event that a blackout period pursuant to applicable securities laws or notice from or any policy of the Company is in effect on the relevant date, the crediting of Deferred Share Units to the accounts of Eligible Directors and/or the redemption of Deferred Share Units shall be deferred to the 10th business day after the date on which such blackout period ends and the applicable Market Value shall be calculated as of such date.
3.8.No Rights as a Shareholder
No Eligible Director has or is entitled to obtain, as a result of any entitlement to Deferred Share Units hereunder, any entitlement to Common Shares or any voting rights, rights to receive any distribution or any other rights as a shareholder of the Company.
3.9.Plan Termination or Suspension
The Board may terminate or suspend the operation of the Plan at any time, but no such termination or suspension shall adversely affect the Deferred Share Units granted to an Eligible Director prior to such termination or suspension without the consent of such Eligible Director.
3.10.Governing Law
The Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

SCHEDULE “A”
SSR MINING INC.
NON-EMPLOYEE DIRECTORS’ DEFERRED SHARE UNIT PLAN

THIS ELECTION FORM MUST BE DELIVERED TO THE CORPORATE SECRETARY OF SSR MINING INC. (THE “COMPANY”) WITHIN THE TIME PERIOD PRESCRIBED BY THE COMPANY’S NON-EMPLOYEE DIRECTORS’ DEFERRED SHARE UNIT PLAN (THE “PLAN”).
ELECTION FORM

Capitalized terms used herein but not defined shall have the meanings ascribed to them under the Plan.
The undersigned hereby acknowledges that:
1.He or she has received and reviewed a copy of the Plan and is bound by it.
2.The value of a Deferred Share Unit is based on the trading price of a Common Share and is therefore not guaranteed. The value of a Deferred Share Unit at the time it is redeemed may be higher or lower than the value of the Deferred Share Unit at the time it was credited to his or her account under the Plan.
3.It is intended that he or she will be liable for income tax when Deferred Share Units (including Dividend Equivalents converted to Deferred Share Units) are redeemed in accordance with the terms of the Plan. Payments under the Plan will be net of Applicable Withholding Taxes. The undersigned acknowledges that the Company is making no representation to him or her regarding the tax consequences to him or her of participating in the Plan and that he or she has been advised by the Company to confirm such tax consequences with his or her own tax advisor.
4.No funds will be set aside by the Company to guarantee any payments to be made in respect of Deferred Share Units. Future payments under the Plan are an unfunded obligation of the Company. Rights arising under the Plan by virtue of the grant of Deferred Share Units shall be no greater than the rights of an unsecured creditor.

A - 2

The undersigned hereby irrevocably elects to receive his or her Annual Retainer Amount for the calendar year __________ as follows:
A.    $ _____ to be deferred into Deferred Share Units; and
B.    $ _____ in cash.
    (The total amount of A and B must equal the Annual Retainer Amount.)

    ___________________________________
    Signature of Eligible Director

    ___________________________________
    Name of Eligible Director (please print)

    ___________________________________
    Date